Exhibit 19
LXP INDUSTRIAL TRUST
INSIDER TRADING POLICY
(updated as of February 6, 2025)

LXP Industrial Trust, a Maryland corporation (“LXP”), adopted this Insider Trading Policy (this “Policy”) to guide Trustees or employees who are likely to have information about LXP that is not generally available to the public. Statements reflecting this Policy may be filed publicly with the Securities and Exchange Commission (the “SEC”) and may be available on LXP’s public website.

Under federal securities laws, it is unlawful for persons with insider information to trade shares of LXP’s securities. The purpose of this Policy is to reaffirm LXP’s policies regarding the protection of material, non-public and other confidential information, the stringent ethical and legal prohibitions against insider trading and tipping, and the expected standards of conduct of all LXP Trustees, employees and consultants with respect to these highly sensitive matters. This Policy explains your obligations under the law and LXP's policies. Every Trustee, employee and consultant should read this Policy carefully and take the utmost care to comply with the Policy at all times.

I. SUMMARY OF POLICY

To avoid even the appearance of impropriety, all rules set forth in this Policy will apply to Trustees, employees and consultants of LXP, as well as members of any of the foregoing’s immediate family who reside with them or anyone else who lives in their household (other than a domestic employee or tenant) and family members who live elsewhere but whose transactions in LXP securities are directed by such Trustees, employees and consultants of LXP or subject to their influence and control (collectively referred to as “Immediate Family Members”).

LXP's Policy regarding securities trading can be summarized by four cardinal rules:

1. You may not trade in securities of LXP (or any other public company) at any time that you possess material, non-public (what is described below as “inside”) information about LXP (or about such other public company) that you acquired directly or indirectly by virtue of your association with LXP.

2. You may not convey to any other person (“tip”) inside information regarding LXP (or any other public company).

3. Assuming you do not possess inside information concerning LXP, if you are: (i) a member of the Board of Trustees of LXP, (ii) an employee of LXP, or (iii) a consultant who has access to a range of financial and other sensitive information about LXP or who is asked to work on sensitive projects or transactions, or who gains access to material non-public information in connection with a specific project or transaction and, in each case, your Immediate Family Members (collectively, the “Restricted Persons”), you may trade in securities of LXP only during the period beginning on the beginning of the second business day after the release of LXP's quarterly and annual earnings and ending at the end of the 15th day of the month prior to the close of each fiscal quarter and fiscal year (the “trading window”). LXP also may close the trading window from time to time, such as when there are potentially undisclosed material company

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developments that may affect the relevant securities market, and you will receive a notification from the General Counsel or his or her designee when this occurs.

4. If you are a Restricted Person, you must -- in addition to trading only within the trading window -- obtain prior approval from LXP's General Counsel before making any trade in LXP's securities (in the absence of the General Counsel, LXP’s CFO may provide approval).

Notwithstanding the foregoing, (1) the exercise of stock options for cash (but not the sale of securities received upon the exercise of stock options) and bona fide gifts of securities of LXP (subject to certain exceptions described below) are permitted at all times, and (2) transactions made under an Approved 10b5-1 Trading Plan (defined below) are permitted at all times.

Section III below contains LXP's complete Policy on inside information and insider trading.

II. INSIDE INFORMATION

A. What is Inside Information?

“Inside” information is material information about LXP (or any other public company) that is not available to the public. Information generally becomes available to the public when it has been disclosed by LXP or third parties in a press release or other public statement, including any filing with the SEC. In general, information is considered to have been made available to the public one business day after the formal release of the information. In other words, there is a presumption that the public needs a full business day to receive and absorb such information.

B. What is Material Information?

As a general rule, information about LXP (or any other public company) is material if it could reasonably be expected to affect someone's decision to buy, hold, or sell its securities. For example, information generally is considered “material” if its disclosure to the public would be reasonably likely to affect (1) an investor's decision to buy or sell the securities of that company that the information concerns, or (2) the market price of that company's securities. Some examples of material information that you may encounter include the following: (a) a merger or acquisition involving LXP or another public company; (b) information regarding LXP's revenues or earnings; (c) pending regulatory action or major litigation concerning LXP; (d) the public or private sale of additional securities of LXP; (e) a tender offer by LXP for another company's securities or by a third party for LXP's securities; (f) major management changes; (g) the awarding or loss of a significant contract or lease; or (h) a significant disruption in LXP’s operations or loss, potential loss, breach or unauthorized access to its property or assets, including, without limitation, its facilities and information technology infrastructure. These examples are provided solely for illustrative purposes and are not a complete list of all types of material information.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information was material is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may have information about LXP that you do not consider material, federal regulators and others may conclude that such information was material. Therefore, trading in LXP's securities when you possess non-public information about LXP can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with LXP's General Counsel.

C. What are the Reasons for Maintaining Confidentiality?

LXP has ethical and legal responsibilities to maintain the confidence of its shareholders and of the public securities markets generally, to protect as valuable assets confidential information developed by or entrusted to LXP, and to ensure that LXP employees do not derive improper benefits through the misuse of LXP assets. Although LXP respects the right of each of its employees to engage in investment activities and encourages employees to become and remain shareholders of LXP, it is important that such activities avoid any appearance of impropriety and remain in full compliance with the law.

The federal securities laws strictly prohibit any person who obtains material inside information and has a duty not to disclose it from using such information in connection with the purchase or sale of securities. Every LXP employee and Trustee has three main duties under the federal securities laws related to trading: (1) a duty not to place or execute trades in securities of LXP while in possession of material, non-public information regarding LXP; (2) a duty not to place or execute trades in securities of other companies while in possession of material, non-public information regarding those companies that the employee or Trustee learns as a result of business dealings between LXP and other companies; and (3) a duty not to communicate such information to anyone outside LXP (what is commonly referred to as “tipping”) and to take steps to prevent the inadvertent disclosure of such information to outsiders.

Whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others, trading based on inside information is prohibited and violates the law. The integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons not aware of such information. Moreover, your failure to maintain the confidentiality of material non-public information about LXP could damage LXP's reputation and greatly harm LXP's ability to conduct and grow its business. An employee could be fired for disclosing or trading on material non-public information. In addition, as discussed below, you also could be exposed to significant civil penalties and criminal charges.

D. What is the Penalty for Insider Trading?

Trading on inside information is a crime and significant penalties can be imposed, including significant fines and imprisonment. Since penalties and sentences continue to increase in size and length, please check with LXP’s General Counsel on current penalty and sentencing information.

E. How Should Material Information be Safeguarded?

Before material information relating to LXP or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

To ensure that LXP confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside LXP. If you are contacted by the media or by an analyst seeking information about LXP, and if you have not been expressly authorized by LXP's Primary

Spokesperson (as defined in LXP’s Policy on Disclosure Controls) to provide information to the media or to analysts, you should refer the call to the Primary Spokesperson.

III. STATEMENT OF POLICY

1. For purposes of this Policy, all references to “you” shall mean any Restricted Persons. Further, any trust, partnership or other entity (including a charitable trust or foundation) of which any Restricted Person is a trustee, general partner or officer or over which you exert significant control (each of the foregoing, a “Related Entity”) is subject to this policy to the same as the Restricted Person serving in such capacity.

2. You may not buy or sell the securities of LXP (or any other company) when you are in possession of material non-public information concerning LXP (or such other company), which you acquired directly or indirectly by virtue of your association with LXP or your work for one of our clients. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information has been obtained and regardless of whether the trade is motivated by the knowledge of such information.

3. Restricted Persons may trade in securities of LXP only during the period beginning on the beginning of the second business day after the release of LXP's quarterly and annual earnings and ending at the end of the 15th day of the month prior to the close of each fiscal quarter and fiscal year (the “trading window”), so long as you are not trading in violation of the Policy set forth in paragraph 2 above. The General Counsel may close the trading window from time to time, such as when there are potentially undisclosed material company developments that may affect the relevant securities market, and you will receive a notification from his or her designee when this occurs. Closing of a regular window period should also be considered confidential information, and may not be shared with anyone, other than one’s legal and financial advisers or to the extent necessary to notify others of their obligations under this Policy.

4. If you are a Restricted Person, in addition to complying with paragraphs 2 and 3 of this Policy, you must obtain prior approval from LXP's General Counsel before you buy or sell any of LXP's securities. An approved transaction may only be performed within three (3) business days (or any shorter or longer period expressly communicated by the General Counsel at the time of approval) of the approval date during the open trading window in which the approval was granted.

5. Members of the Board of Trustees of LXP and executive corporate officers of LXP (a “Section 16 Person”) must report each transaction in securities of LXP to LXP’s General Counsel, in writing, no later than one calendar day after such transaction.

6. This Policy also applies to all former, temporary or retired officers, Trustees or other employees or consultants of LXP until the end of the sixth month following separation of any affiliation with LXP.

7. You may not convey or “tip” material non-public information to any other person by providing them with material non-public information regarding LXP's securities or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other LXP employees on a “need to know” basis in the course of performing your job with LXP.

8. Restricted Persons are prohibited from trading in call or put options involving LXP's securities, or other derivative securities, as well as “short sales” of LXP's securities.

9. If you are a Restricted Person, you may make bona fide gifts (including transfers of LXP securities made to trusts for estate planning purposes) of securities of LXP regardless of whether the trading window is open, unless you are aware of material nonpublic information at the time the gift is made and have reason to believe that the recipient intends to sell the gifted securities while you continue to be aware of such material nonpublic information, and (a) in the case of a gift to a charitable organization, neither you nor any of your Immediate Family Members is a trustee, officer or employee of the charitable organization, and (b) in the case of gifts to family members or a Related Entity, the family member or Related Entity agrees not to sell the securities of LXP except during a trading window. Gifts are subject to the pre-approval and reporting requirements set forth in the fourth and fifth paragraphs above.

10. All Trustees and employees of LXP will at all times observe the foregoing policies and procedures. Your failure to do so will be grounds for dismissal or other disciplinary action.

11. You must promptly report to LXP's General Counsel any trading in LXP's securities (or the securities of any other public company) by LXP personnel or disclosure of material non-public information by LXP personnel that you have reason to believe may violate this Policy or the securities laws. Reporting may be done through the LXP Industrial Trust Compliance Hotline by telephone at 844502-7786 or on the web at http://LXP.ethicspoint.com.

IV. GUIDELINES FOR RULE 10b5-1 TRADING PLANS
Restricted Persons will be permitted to trade in LXP’s securities at any time pursuant to an Approved Rule10b5-1 Trading Plan, which requires the following:
1.The adoption of a documented plan entered into in good faith to execute trades in LXP’s securities for the Restricted Persons account;
2.That the documented plan (or any modification thereto) for trading LXP’s securities be:
a.Adopted during an open window period in connection with LXP’s securities,
b.Adopted when the Restricted Person is not in possession of material non-public information, and
c.Approved by LXP’s General Counsel prior to adoption;
3.That the documented plan specify (i) the dates, prices and amounts of LXP’s securities to be purchased or sold, or (ii) a written formula or algorithm, or computer program, for determining the dates, prices and amounts of LXP’s securities to be purchased or sold; in each case (i) and (ii) of this paragraph, such documented plan must prohibit such Restricted Person from exercising any subsequent influence over how, when or whether to effect purchases or sales.
LXP’s General Counsel reserves the right to withhold approval of any such proposed plan that he or she determines, in his or her sole discretion,
1.Fails to comply with SEC Rule 10b5-1 (17 C.F.R. §240.10b5-1) (the “Rule”), including;

a.that trades under the Rule 10b5-1 Plan may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-1;
b.the Rule 10b5-1 Plan must include representations that (i) the person is not aware of material non-public information about the Company or its securities; and (ii) the person is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and
c.the person may not have more than one Rule 10b5-1 Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards).
2.Exposes LXP or the Restricted Person to liability under any other applicable state or federal rule, regulation or law;
3.Creates any appearance of impropriety;
4.Fails to meet the guidelines established by LXP; or
5.Otherwise fails to satisfy review by LXP’s General Counsel for any reason, in the sole discretion of LXP’s General Counsel.
Any modifications (including an early termination) to an Approved Rule 10b5-1 Trading Plan or deviations from an Approved Rule 10b5-1 Trading Plan without prior authorization of LXP’s General Counsel is a violation of this Policy. Any such modifications or deviations are subject to the authorization of LXP’s General Counsel.
Each Approved Rule 10b5-1 Trading Plan must provide appropriate mechanisms to ensure that the Restricted Person complies with all rules and regulations applicable to securities transactions under the Approved Rule 10b5-1 Trading Plan by the Restricted Person.
Each Approved Rule 10b5-1 Trading Plan must provide for the suspension of all transactions under such Approved Rule 10b5-1 Trading Plan in the event that LXP, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.
None of LXP, LXP’s General Counsel, nor any of LXP’s officers, employees or other representatives shall be deemed, solely by their authorization of an Approved Rule 10b5-1 Trading Plan, to have represented that any Approved Rule 10b5-1 Trading Plan complies with the Rule or to have assumed any liability or responsibility to the Restricted Person or any other party if such Approved Rule 10b5-1 Trading Plan fails to comply with the Rule.
“Approved Rule 10b5-1 Trading Plan” means a trading plan adopted pursuant to the Rule and approved by LXP’s General Counsel.
Persons subject to this Policy must promptly report to the General Counsel or his or her designee the adoption, amendment or termination of any trading plan that is not a Rule 10b5-1 Plan, but that was entered into at a time such person asserted they were not aware of material non-public information about LXP or its securities.
V. ANTI-PLEDGING and SHORT SALE POLICY
No Restricted Person shall (1) pledge any securities of LXP, including in margin accounts, (2) purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to securities of LXP, whether or not issued by LXP, such as exchange traded options to purchase or sell securities of LXP (so called “puts” and “calls”) or financial instruments that are designed to hedge or offset any decrease in the market value of the securities of LXP (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds), or (3) trade in or conduct any “short sales” of LXP securities. No waivers of this anti-pledging and short sale policy shall be granted.
VI. CERTIFICATION

Please sign, date, and return the Certification on the following page stating that you received the Policy, and you agree to comply with it. Please note that you are bound by the Policy whether or not you sign the Certification.

CERTIFICATION

The undersigned hereby certifies that he or she:

a. has read and understands the Insider Trading Policy, a copy of which was distributed with this certificate;

b. since employment or other relationship commenced with LXP, has complied with the Policy; and

c. will continue to comply with the Policy until no longer applicable.

Signature:_________________________________

Name:____________________________________
(please print)

Department or Title:_________________________

Date:_____________________________________

In lieu of manual signatures, employees may provide the above certification electronically.